Exhibit 21.1

List of Subsidiaries

Blue Sun Biodiesel, LLC (Colorado)

ARES Blue Sun Development, LLC (Delaware)

Clovis Biodiesel, LLC (Delaware)

Blue Sun Energy Partners, LLC (Colorado)

Blue Sun Energy Partners Oklahoma, LLC (Oklahoma)